Exhibit 99.1

NextNRG Announces 1-for-10 Reverse Stock Split

Miami, FL – September 10, 2026 – NextNRG, Inc. (Nasdaq: NXXT) (“NextNRG” or the “Company”), a pioneer in AI-driven energy innovation transforming how energy is produced, managed and delivered, today announced that it will effect a 1-for-10 reverse split (“reverse stock split”) of its shares of common stock that will become effective on September 14, 2026 at 12:00 a.m. (Eastern Time).

The Company’s common stock will continue to trade on Nasdaq under the symbol “NXXT” and will begin trading on a split-adjusted basis when the market opens on September 14, 2026. The new CUSIP number for the common stock following the reverse stock split will be 652941204. At the effective time of the reverse stock split, every 10 shares of the Company’s issued and outstanding common stock will be automatically reclassified and combined into 1 share of common stock. The reverse stock split will reduce the number of outstanding shares of common stock from approximately 168.4 shares to approximately 16.8 shares, without giving effect to rounding. The reverse stock split will also apply to Company’s common stock issuable upon exercise of the Company’s outstanding stock options and warrants and upon conversion of outstanding convertible securities. No fractional shares will be issued; instead, any fractional entitlements will be rounded up to the next highest whole number at the participant level.

About NextNRG, Inc.

NextNRG, Inc. (NextNRG) is Powering What’s Next by deploying its AI-driven Smart Controller, a proprietary AI technology that continuously optimizes how energy is generated, stored, and consumed. The Company deploys the controller within microgrids at commercial, healthcare, municipal, industrial and federal sites, and at a utility scale through the Next Utility Operating System®.

NextNRG also sells EV chargers, is advancing wireless in-motion charging, and operates one of the nation’s largest on-demand mobile fueling fleets.

To learn more, visit www.nextnrg.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement describing NextNRG’s goals, expectations, financial or other projections, intentions, or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “expect,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those related to NextNRG’s business and macroeconomic and geopolitical events. These and other risks are described in NextNRG’s filings with the Securities and Exchange Commission from time to time. NextNRG’s forward-looking statements involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although NextNRG’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by NextNRG. Except as required by law, NextNRG undertakes no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements.

Investor Relations Contact

NextNRG, Inc.

Sharon Cohen

SCohen@nextnrg.com